Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cymer, Inc.:

We consent to the use of our reports dated March 15, 2005, with respect to the consolidated financial statements and financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

San Diego, California

August 19, 2005